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                                                                    EXHIBIT 12.1

                                VIASYSTEMS, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                 ACTUAL
                                                         ----------------------    PRO FORMA
                                                         DEC. 1996    DEC. 1997    DEC. 1997
                                                         ---------    ---------    ---------
Income before taxes and
  extraordinary item...................................  $(54,166)    $(311,260)   $(41,111)
Fixed charges
  Interest expense.....................................     2,503        64,612      90,655
  Amortization of deferred financing costs.............       470         6,629       7,822
   1/3 of rent expense.................................        83           591         591
                                                         --------     ---------    --------
Earnings...............................................   (51,110)     (239,428)     57,957
Fixed charges..........................................     3,056        71,832      99,068
                                                         --------     ---------    --------

Ratio of earnings to fixed charges.....................       N/A           N/A         N/A
                                                         ========     =========    ========

Deficiency of earnings to cover fixed charges..........  $(54,166)    $(311,260)   $(41,111)
                                                         ========     =========    ========